UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2013

GEOSPACE TECHNOLOGIES CORPORATION

(Exact name of registrant as specified in its charter)

DE	001-13601	76-0447780
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

7007 Pinemont Drive, Houston, TX 77040

(Address of principal executive offices, including zip code)

(713) 986-4444

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 27, 2013, Geospace Technologies Corporation (the “Company”) amended and restated its existing Loan Agreement dated as of March 2, 2011 (the “Prior Loan Agreement”), among the Company, certain domestic subsidiaries of the Company, as guarantors, and The Frost National Bank. The amended and restated loan agreement (the “2013 Loan Agreement”) among the Company, as borrower, certain subsidiaries of the Company, as guarantors (the “Guarantors”), and Frost Bank, as lender (the “Lender”) increased the permitted aggregated borrowings under the Prior Loan Agreement from $25.0 million to $50.0 million and has further terms summarized below.

The 2013 Loan Agreement is a senior secured revolving credit facility that permits aggregate borrowings of up to $50.0 million, all of which borrowings are available for letters of credit subject to outstanding loans and letter of credit liabilities. The maturity date of the 2013 Loan Agreement is April 27, 2016. Each Guarantor has unconditionally guaranteed all existing and future indebtedness and obligations of the Company arising under the 2013 Loan Agreement and the other loan documents, and the Company and each Guarantor have secured such indebtedness and obligations by the pledge of certain of the assets of the Company and each such Guarantor to the Lender.

Loans under the 2013 Loan Agreement bear interest by reference to the LIBOR rate. The applicable margin on such LIBOR rate loans varies from 2.50% to 3.25%, based upon the Company’s funded debt to EBITDA ratio (as defined in the 2013 Loan Agreement). A letter of credit fee is payable by the Company equal to 2.0% of the face amount of each letter of credit issued. A commitment fee is payable quarterly to the Lender equal to 0.20% of the average daily unused portion of the Lender’s commitment per annum.

The 2013 Loan Agreement contains various customary representations and warranties by the Company as well as covenants, including, among other things, certain restrictions on the Company’s ability to incur additional debt, create liens on its property, make certain investments, sell assets outside of the ordinary course of business or become party to a merger or consolidation. The 2013 Loan Agreement also contains certain financial covenants, namely that the Company and its consolidated subsidiaries, for the twelve-month period ending on the last day of each fiscal quarter commencing December 31, 2013, must maintain (1) a cash flow coverage ratio of not less than 1.5 to 1.0, (2) a funded debt to EBITDA ratio of not more than 2.0 to 1.0, and (3) a current ratio of not less than 1.5 to 1.0, as such ratios are more specifically defined in the 2013 Loan Agreement.

The 2013 Loan Agreement includes customary events of default, the continuance of which, following any applicable cure period, would permit the Lender to, among other things, declare the principal, accrued interest, and other obligations of the Company under the 2013 Loan Agreement to be immediately due and payable.

The above description of the 2013 Loan Agreement is qualified in its entirety by reference to the complete text of the 2013 Loan Agreement filed as Exhibit 10.1 hereto and the Revolving Promissory Note made by the Company payable to the Lender filed as Exhibit 10.2 hereto, which are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description of Exhibit

10.1	Loan Agreement dated September 27, 2013 among Geospace Technologies Corporation, as borrower, certain subsidiaries of Geospace Technologies Corporation, as guarantors, and Frost Bank, as lender.

10.2	Revolving Promissory Note dated September 27, 2013 made by Geospace Technologies Corporation payable to Frost Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOSPACE TECHNOLOGIES CORPORATION

Date: September 30, 2013	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Vice President, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

10.1	Loan Agreement dated September 27, 2013 among Geospace Technologies Corporation, as borrower, certain subsidiaries of Geospace Technologies Corporation, as guarantors, and Frost Bank, as lender.

10.2	Revolving Promissory Note dated September 27, 2013 made by Geospace Technologies Corporation payable to Frost Bank.